REVENUE SHARING AGREEMENT

This Revenue Sharing Agreement (the "**Agreement**") is entered into as of this 26th day of July, 2024 (the "**Effective Date**"), by and between ClearThink Capital Partners, LLC, a Delaware limited liability company (the "**Investor**"), and NASCENT PHARMA, LLC, a Nevada limited liability company (the "**Company**").

In consideration of these presents and for such other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Funding Agreement. Subject to the terms and conditions hereinafter set forth, the Investor agrees to tender to the Company the "Funding" as defined and provided for in Section 1.1, below.

1.1 Amount and Nature of the Funding. The Investor shall provide Fifty Thousand Dollars ($50,000) of funding to the Company (the "**Funding**") upon the execution of this Agreement. Although for accounting purposes the Company will account for and characterize the Funding as a debt of the Company, the Funding is not intended to be a loan to the Company in the traditional sense, as the Investor's return, if any, on its Funding (the "**Investor's Return**") shall be solely as set forth herein. Further, the Funding shall not constitute, nor be deemed to constitute, the Investor's contribution to a partnership or joint venture with the Company, as no such vehicle exists or shall be deemed to exist in connection with the transactions contemplated hereby. Finally, the Funding shall not constitute, nor be deemed to constitute, consideration for the purchase of any equity interest in the Company. Rather, the Investor's Return, if any, shall be accomplished through its receipt of continuing periodic payments as a percentage of the Company's Net Revenues (as hereinafter defined), to be made by the Company as provided for in Section 2, below (the "**Revenue Share Payments**").

2. Revenue Share Payments. The Investor's Return in respect of the Funding shall be solely derived from the Company's payments to the Investor as set forth in this Section 2.

2.1 Computation of Revenue Share Payments. The term "Net Revenues" means (A) all revenues received by the Company from the (i) sale or license of the patents, identified on Schedule A hereto (the "**Patents**"), (ii) enforcement of the Company's rights in the Patents, including any recoveries made in connection with claims, suits or proceedings alleging that third parties have infringed upon the Company's rights in the Patents; and (iii) any other monetization of the Patents and the Company's rights therein less (B). amounts that the Company is required to pay (x) to creditors of United Cannabis Corporation pursuant to the Agreement for Distribution of Cash Proceeds among the Company, United Cannabis Corporation, the Receivers, Inc. and the other parties thereto, (y) to Lenders financing the Company's Patent enforcement efforts and (z) for legal fees and expenses incurred in connection with the Company's Patent enforcement and licensing efforts. Revenue Share Payments shall be made as follows:

(a) Until such time as the Investor has received total Revenue Share Payments of Two Hundred Fifty Thousand Dollars ($250,000), the Investor shall be entitled to a payment of five percent (5%) of the Company's Net Revenues.

(b) The maximum aggregate amount of Revenue Share Payments that the Company shall be required to make under this Agreement is Two Hundred Fifty Thousand Dollars ($250,000). After the Investor has received total

Revenue Share Payments of Two Hundred Fifty Thousand Dollars ($250,000) the Investor shall not be entitled to any further payments.

(c) Upon the Company's receipt of an aggregate of One Million Dollars ($1,000,000) or more of funding from other Revenue Share Agreements, the Company shall, within five (5) days after the receipt of such funding, repay to the Investor the Fifty Thousand Dollars of Funding provided by the Investor and such Fifty Thousand Dollar ($50,000) payment shall be credited against the maximum Two Hundred Fifty Thousand Dollars ($250,000) of Revenue Share Payments that the Investor is entitled to under this Agreement so that the total payments made to Investor under this Agreement shall not exceed Two Hundred Fifty Thousand Dollars ($250,000).

2.2 Payment Schedule. Within forty-five (45) calendar days after the end of each calendar quarter from and after the Effective Date through the date that the total payments made to the Investor pursuant to this Agreement equal Two Hundred Fifty Thousand Dollars ($250,000, the Company shall pay Revenue Share Payments to the Investor with respect to Net Revenues received in such calendar quarter.

2.3 Books and Records. Upon reasonable request, the Investor shall have the right, during ordinary business hours, to inspect and copy all accounts, books, records and other relevant Company documents for the purposes of confirming the Company's calculation of Revenue Share Payments.

3. Conversion Option. If the Investor has not received a total of Fifty Thousand Dollars ($50,000) of Revenue Share Payments within six months from the date of this Agreement, the Investor shall have the option to convert an amount equal to Fifty Thousand Dollars ($50,000) less the total amount of Revenue Share Payments received by the Investor into shares of the Common Stock of Can B Corp. (the Common Stock") at a conversion price equal to the lesser of (a) $.0743 or (b) eighty percent (80%) the lowest daily VWAP of the Common Stock during the five (5) trading day period prior to the date that the Investor provides written notice to the Company of its election to convert. The option to convert shall expire at such time as the Investor has received a total of Fifty Thousand Dollars of Revenue Share Payments. "VWAP" means, for any date, the price determined by the first of the following clauses that applies: (i) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)) or (ii) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX or any other Trading Market, and if prices for the Common Stock are then reported on The Pink Open Market (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported. "Trading Market" means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing).

4. Representations and Warranties. Each party represents and warrants that:

4.1 Existence; Authorization. Such party is an entity duly organized, validly existing, and in good standing under the laws of the state in which each was organized, is empowered to transact

the business in which it is engaged, and has full power and authority to enter into, execute, and deliver this Agreement, which has been duly authorized by all proper and necessary action of the Company, and to effectuate the transactions contemplated by this Agreement.

4.2 Validity of Agreement. This Agreement constitutes a legal, valid, and binding obligation of such party, enforceable against it in accordance with their respective terms.

5. Termination. This Agreement shall terminate upon the payment to the Investor of payments in the aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000) pursuant to this Agreement, and the performance by the Company of all other obligations contained herein.

6. Miscellaneous. It is further agreed as follows:

6.1 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections shall, unless otherwise provided, refer to sections hereof.

6.2 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person or entity, other than the parties hereto and their respective successors and assigns, any legal or equitable rights hereunder.

6.3 Amendment; Modification; Waiver and Termination. This Agreement may be amended, modified, or terminated (other than pursuant to Section 6, above) and the observance of any term hereof may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a written instrument executed by the Company and the Investor. Any amendment, modification, wavier, or termination so effected shall be binding upon the Company, the Investor, and all of their respective successors and permitted assigns, whether or not such party or assignee entered into or approved such amendment, modification, waiver, or termination. No waivers of or exceptions to any term, condition or provision of this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, condition, or provision.

6.4 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail, or otherwise delivered by hand, messenger, or courier service addressed:

To the Company or Can B Corp.:	[Nascent Pharma, LLC] [Can B Corp.] 960 South Broadway, Suite 120 Hicksville, NY 11801 Attn.: Marco Alfonsi E-mail: marco@canbiola.com
With a copy to (which shall not constitute notice):	Giordano, Halleran & Ciesla, P.C. 125 Half Mile Road, Suite 300 Red Bank, New Jersey 07701 Attn: Philip D. Forlenza E-mail: pforlenza@ghclaw.com

	Facsimile No: 732- 224-6599
To the Investor:	ClearThink Capital Partners, LLC 10 Times Square New York, New York 10018 Attn: Stephen Hart Email: nyc@clearthink.capital
With a copy to (which shall not constitute notice):	[To be supplied]

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given (i) if delivered by hand, messenger or courier service, when delivered (or if sent via a nationally-recognized overnight courier service, freight prepaid, specifying next-Business-day delivery, one Business Day after deposit with the courier), or (ii) if sent via mail, at the earlier of its receipt or five calendar days after the same has been deposited in a regularly-maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid, or (iii) if sent via facsimile, upon confirmation of facsimile transfer or, if sent via electronic mail, upon confirmation of delivery when directed to the relevant electronic mail address, if sent during normal business hours of the recipient, or if not sent during normal business hours of the recipient, then on the recipient's next Business Day. In the event of any conflict between the Company's books and records and this Agreement or any notice delivered hereunder, the Company's books and records will control, absent fraud or error.

6.5 Agreement Not a Partnership. Nothing in this Agreement shall be construed to constitute the Investor as joint venturer with the Company or to constitute a partnership between the Investor and the Company. The Investor shall have no direction or control over the operations of the Company.

6.6 Entire Agreement. This Agreement constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof. No party hereto shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein.

6.7 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall be assignable, transferable, delegable or sublicensed by the Investor without the prior written consent of the Company. Investor shall notify the Company of any assignment, transfer, delegation, or sublicense.

6.8 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

6.9 Severability. If any provision of this Agreement is declared by any court of competent jurisdiction to be invalid for any reason, such invalidity shall not affect the remaining provisions. Such remaining provisions shall be fully severable, and this Agreement shall be construed and enforced as if such invalid provisions never had been inserted in this Agreement.

6.10 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be enforceable against the parties actually executing such counterparts, and all of which together shall constitute one instrument.

6.11 Governing Law and Jurisdiction. This Agreement shall be governed in all respects by the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflict law. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement shall be commenced exclusively in the state and federal courts sitting in New York County, the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction of the state and federal courts sitting in New York County, the State of New York for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

NASCENT PHARMA, LLC

DocuSigned by:
By: Marco Alfonsi
832AFB83DBBB4D3...
Name: Marco Alfonsi
Title: Chief Executive Officer

CLEARTHINK CAPITAL PARTNERS, LLC

DocuSigned by:
By: Jeffrey Hart
F2FAE723C80B44A...
Name: Jeffrey Hart
Title: Managing Member

As to Section 3:

CAN B CORP.

DocuSigned by:
By: Marco Alfonsi
832AFB83DBBB4D3...
Name: Marco Alfonso
Title: Chief Executive Officer

SCHEDULE A

US Patent No. 9,730,911 B2 – Cannabis Extracts and Methods of Preparing and Using Same

US Patent No.10,555,928 B2 - Cannabis Extracts and Methods of Preparing and Using Same